UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 13, 2016 (April 12, 2016)

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

2150 St. Elzéar Blvd. West, Laval, Quebec, Canada H7L 4A8
(Address of principal executive offices) (Zip Code)

(514) 744-6792
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.

As previously reported in its Form 12b-25 filed on February 29, 2016 and press release issued on February 22, 2016, Valeant Pharmaceuticals International, Inc. (the “Company”) delayed the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “Form 10-K”). On March 21, 2016, the Company announced that it had reached a determination to restate certain prior period financial statements.

On April 12, 2016 (the “Notice Date”), the Company received a notice of default (“Notice of Default”) from holders of its 5.50% Senior Notes due 2023 (the “Notes”) as a result of the delay in the Company filing the Form 10-K.  A copy of the press release, dated April 12, 2016 issued by the Company announcing that it had received the Notice of Default is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Under the terms of the indenture (the “Indenture”) governing the Notes, the Company is required to timely file all annual and quarterly reports with the Securities and Exchange Commission (the “SEC”) within the time periods specified in the SEC’s rules and regulations.  Under the Indenture, the Company has 60 days from the receipt of the Notice of Default to file its Form 10-K, which will cure the default in all respects.  If the Company does not cure the default by filing the Form 10-K within such 60-day period, the trustee with respect to the Notes or holders of at least 25% in aggregate principal amount of the Notes may accelerate the Notes and all unpaid principal and accrued interest on the Notes then outstanding would become immediately due and payable. As of the date hereof, $1.0 billion aggregate principal amount of the Notes is outstanding.  The Notice of Default does not result in the acceleration of any of the Company’s indebtedness.

As previously announced, the Company intends to file the Form 10-K on or before April 29, 2016, which is prior to the expiration of the 60-day cure period under the Indenture, however there can be no assurance that the Company will file the Form 10-K within such time period.

The default under the Indenture as a result of the failure to file the Form 10-K by March 15, 2016 resulted in a cross-default under the Third Amended and Restated Credit and Guaranty Agreement, dated as of February 13, 2012, among the Company and the other parties named therein (the “Credit Agreement”), which was waived on April 11, 2016, pursuant to an amendment and waiver to the Credit Agreement. Pursuant to the amendment and waiver, the Company also obtained an extension to the deadline for filing the Form 10-K to May 31, 2016.  However, in the event the Company or its wholly-owned subsidiary, Valeant Pharmaceuticals International (“Valeant”), receives a notice of default from a trustee under, or any of the holders of at least 25% of, any series of outstanding notes of the Company or Valeant, or any other indebtedness, the amendment provides that such deadline will be shortened to the date that is fifteen (15) days prior to the date on which the earliest cure period applicable to any such series or other indebtedness expires. The Notice of Default started the 60-day cure period under the Indenture and thus, under the terms of the Credit Agreement amendment and waiver, the Company has until May 27, 2016 to file the Form 10-K. If the Company fails to do so, an event of default under the Credit Agreement will occur and the lenders under the Credit Agreement may accelerate the Company’s borrowings under the Credit Agreement, which included $1.45 billion under the revolving portion of the Credit Agreement and approximately $11.25 billion under the term loan portion of the Credit Agreement as of the Notice Date.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated April 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 13, 2016

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert L. Rosiello
Robert L. Rosiello
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of Valeant Pharmaceuticals International, Inc., dated April 12, 2016